UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2007
Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

MARYLAND (Brandywine Realty Trust)	001-9106	23-2413352

DELAWARE (Brandywine Operating Partnership, L.P.)	000-24407	23-2862640
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)
(610) 325-5600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On November 5, 2007, we agreed to sell or contribute 29 of our properties (the “Properties”) to a joint venture (the “Venture”) that we intend to form with G&I VI Investment Interchange Office LLC, an investment vehicle advised by DRA Advisors LLC (“DRA”). Closing of this transaction is subject to the satisfaction of customary closing conditions, including consummation by the Venture of a mortgage loan to be secured by the Properties. We presently expect closing to occur prior to the end of 2007. However, we cannot provide any assurance that all conditions to closing will be satisfied or that closing will occur in 2007.
DRA and we valued the Properties, based on arm’s-length negotiation, at an aggregate gross value of approximately $245.4 million. DRA will own an 80% interest in the Venture and we will own a 20% interest in the Venture. At closing, we expect that (i) a third party institutional lender would loan the Venture approximately $184.0 million; (ii) DRA would contribute cash to the Venture in an estimated amount of approximately $53.3 million; and (iii) we would receive, in exchange for the Properties and in connection with certain other transactions, aggregate cash from the Venture in an estimated amount of approximately $235.2 million and our 20% interest in the Venture. We expect to use the cash that we receive at closing from the Venture, net of transaction expenses, to reduce outstanding indebtedness under our unsecured revolving credit facility. The actual dollar amounts that are contributed or credited to the Venture, and that we receive from the Venture upon the closing of the transaction, may vary from the estimated amounts shown above.
We will serve initially as the operating member of the Venture, with responsibility for the day-to-day operations of the Venture, and the Venture will also engage us to provide property management and leasing services for the Properties. We will receive a market-based fee for our management and leasing services to the Venture and we will also receive a “promoted interest” that will entitle us to receive (in addition to our 20% capital interest) an additional portion of net distributions by the Venture of proceeds from capital events (such as property sales) if and after DRA and we have received an agreed upon internal rate of return on our respective capital contributions to the Venture.
The table below lists the location and square footage of the Properties. As of September 30, 2007, the Properties were 95.3% occupied and 96.4% leased (reflecting future executed leases).

Property	Square Feet

Horsham:
630 Dresher Road	28,894
650 Dresher Road	30,071
700 Business Center Drive	30,773
800 Business Center Drive	51,236
300 Welsh Road — Building I	40,042
300 Welsh Road — Building II	17,750
1155 Business Center Drive	51,388
655 Business Center Drive	29,933
755 Business Center Drive	38,050

318,137

Property	Square Feet
Fort Washington/Springhouse:
Springhouse Corporate Center	59,994
Springhouse Corporate Center	76,287
500 Office Center Drive	104,303
501 Office Center Drive	114,795
220 Commerce Drive	46,080
520 Virginia Drive	56,454

457,913

Bensalem:
One Greenwood Square	60,705
Two Greenwood Square	81,575
Three Greenwood Square	25,000

167,280

Allentown:
7010 Snowdrift Road	33,029
7350 Tilghman Street	111,500
7450 Tilghman Street	100,000
7150 Windsor Drive	49,420
7535 Windsor Drive	132,375
7360 Windsor Drive	43,600
6990 Snowdrift Road Bldg A	44,200
6990 Snowdrift Road Bldg B	27,900
7248 Tilghman Street	43,782
6575 Snowdrift Road	47,091
7310 Tilghman Street	40,000

672,897

Total	1,616,227

The term of the Venture will be perpetual until dissolved in accordance with the operating agreement for the Venture, and unless we and DRA jointly agree, the Venture will not sell or dispose of any of the Properties during the two-year period following the closing date. The operating agreement will generally prohibit a member from transferring its interest in the Venture without the consent of the other member except that after the second anniversary of the closing date each of we and DRA may exercise a customary buy-sell and, in addition, DRA may transfer its interest to a third party subject to our ability to participate in any such transfer.
As used in this Form 8-K, the terms “we” and “our” refer to Brandywine Operating Partnership, L.P., the limited partnership through which Brandywine Realty Trust owns its assets and conducts its operations, along with direct and indirect wholly-owned subsidiaries of Brandywine Operating Partnership, L.P.

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust
By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership, its sole General Partner
By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Date: November 9, 2007